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                                                                  Exhibit l (11)



                               PURCHASE AGREEMENT


         The Galaxy Fund, a Massachusetts business trust (the "Trust"), and Provident Distributors, Inc., a Delaware corporation ("PDI"), hereby agree with each other as follows:

                  1. The Trust hereby offers PDI and PDI hereby purchases ten
(10) Class EE - Series 1 Shares and ten (10) Class EE - Series 2 Shares (collectively "Shares"), each such share representing an interest in the New York Municipal Money Market Fund, at a purchase price of $1.00 per share. PDI hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from PDI of funds in the amount of $20 in full payment for the Shares.

                  2. PDI represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

                  3. The names "The Galaxy Fund" and "Trustees of The Galaxy Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Galaxy Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ___ day of ____________, 2000.

                                       THE GALAXY FUND

                                       By:___________________
                                          William Greilich
                                          Vice President


                                       PROVIDENT DISTRIBUTORS, INC.

                                       By: ___________________
                                           Philip H. Rinnander
                                           President